Exhibit 10.13

ASSIGNMENT AGREEMENT

This Assignment Agreement is entered into this       th day of             , 2008, to be effective as of the Effective Date (as defined below), among Rhino Energy LLC (“Assignor”), a Delaware limited liability company, Rhino Resources, Inc. (“Assignee”), a Delaware corporation, and Thomas Hanley (the “Employee”).  Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Assignor and the Employee are parties to the Employment Agreement dated September 25, 2007, as amended by an Amendment to Employment Agreement dated as of July 16, 2008 by and between Assignor and Employee (the “Employment Agreement”);

WHEREAS, the Assignee is an affiliate of the Assignor; and

WHEREAS, the Assignor desires to assign all of its rights and obligations under the Employment Agreement to the Assignee upon the completion of an initial public offering of common stock of Assignee (the “IPO”);

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       The Assignor hereby assigns to the Assignee all of the Assignor’s rights and obligations under the Employment Agreement pursuant to Section 11 of the Employment Agreement, such assignment to become effective upon the closing of the IPO (the “Effective Date”).   The Assignor acknowledges that this Assignment shall not relieve the Assignor from its obligations under the Employment Agreement up to and through the Effective Date.

2.                                       The Assignee hereby accepts from the Assignor all of the Assignor’s rights under the Employment Agreement and undertakes, assumes and agrees to perform, pay and become liable for and discharge when due all of the Assignor’s liabilities and obligations under the Employment Agreement accruing from and after the Effective Date.

3.                                       This Assignment Agreement shall operate as, and constitute an, amendment to the Employment Agreement pursuant to which Assignee replaces Assignor as the Employer under the Employment Agreement and Employee ceases to be employed by Assignor and becomes an employee of Assignee.

4.                                       Employee hereby (a) acknowledges and accepts the assignment by Assignor to the Assignee of all of the Assignor’s rights and obligations under the Employment Agreement with such assignment to be effective as of the Effective Date and (b) acknowledges that the assignment of Employee’s employment and Assignor’s rights and obligations under the Employment Agreement shall not cause a termination of Employee’s employment for purposes of the Employment Agreement.

5.                                       To the extent so provided in the Employment Agreement, Wexford and Assignee’s other affiliates are intended to be third party beneficiaries of this Assignment Agreement, and the Assignment Agreement shall be construed to confer upon Wexford and Assignee’s other affiliates all rights or remedies under or by reason of this Assignment Agreement.

6.                                       This Assignment Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to choice of law.  Employee hereby consents to the jurisdiction of the courts of the Commonwealth of Kentucky, including the Fayette Circuit Court and hereby waives any objection to venue of any action brought in said court.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have each caused this Assignment Agreement to be executed, each as of the date first above written.

ASSIGNOR:

RHINO ENERGY LLC

By:
Nicholas R. Glancy
Chief Executive Officer

ASSIGNEE:

RHINO RESOURCES, INC.

By:
Nicholas R. Glancy
Chief Executive Officer

EMPLOYEE:

THOMAS HANLEY

SIGNATURE PAGE

ASSIGNMENT AGREEMENT

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“First Amendment”) is made and entered into this 16th day of July, 2008 between Rhino Energy LLC (“Employer”) and Thomas Hanley (“Employee”).

RECITALS:

A.                                   Employer and Employee entered into an Employment Agreement dated September 25, 2007 (effective as of September 1, 2007) (the “Original Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Original Agreement.

B.                                     The parties now desire to amend the Original Agreement to extend the Employment Term.

Now, Therefore, in consideration of the foregoing, Employer and Employee hereby agree as follows:

1.                                       The date “September 30, 2009” in Paragraph 1 of the Original Agreement, titled “Terms and Duties,” is hereby replaced with the language “the earlier of December 31, 2009 or that certain date when the Consulting Agreement terminates or is terminated.”  The remaining portion of Paragraph 1 of the Original Agreement shall remain unchanged.

2.                                       Except as specifically stated herein, the Original Agreement, shall remain in full force and effect and is hereby ratified and affirmed.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first above written.

RHINO ENERGY LLC
“Employer”

/s/ Nicholas R. Glancy
By: Nicholas R. Glancy, CEO

/s/ Thomas Hanley
Thomas Hanley
“Employee”

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) executed on the 25th day of September, 2007, but intended to be effective on the Effective Date (defined below), is between Rhino Energy LLC (“Employer”) and Thomas Hanley (“Employee”).

W I T N E S S E T H

WHEREAS, Employee and Wexford Capital LLC (“Wexford”), Employer’s sponsor and the manager of Employer’s owners, are parties to that certain Consulting Agreement dated as of September 1, 2007 (the “Consulting Agreement”), which Consulting Agreement contemplates possible employment of Employee by a Portfolio Company (as defined in the Consulting Agreement);

WHEREAS, Employer is a Portfolio Company and desires to employ Employee on the terms hereof, and Employee desires to accept employment on such terms;

WHEREAS, the salary and benefits to be paid to Employee during the Employment Term (as defined herein) will satisfy certain of Wexford’s obligations under the Consulting Agreement; and

WHEREAS the parties hereto acknowledge that this Agreement is to be effective September 1, 2007 (the “Effective Date”).

In consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                      Terms and Duties.  Commencing on the Effective Date and continuing until September 30, 2009, unless sooner terminated as herein provided or extended by mutual agreement of the parties (the “Employment Term”), the Employer hereby employs the Employee as its Senior Vice President—Administration or in such other position, or with such other duties, as Employer may designate during the Employment Term.  Employee further agrees to hold any other officer or director positions in Employer or any of its direct or indirect subsidiaries or in NR Energy LLC or any of its direct or indirect subsidiaries as Employer may request at any time and from time to time, at no additional compensation to Employee (“Additional Offices”).  Employee agrees that any Additional Office is held at the request of Employer, and that in the event Employer requests Employee to resign such position, he will do so immediately and unconditionally; provided that if Employer in its sole discretion grants Employee any non-cash compensation with respect to any such Additional Office, Employee may retain any vested portion of such compensation and must immediately forfeit any non-vested portion thereof as will be further set forth in the vesting arrangement with respect to such compensation.  If within two (2) business days after receiving such a request, Employee has not resigned from such position, Employee agrees that Employer will be entitled to recover, as liquidated damages and not as a penalty, $5,000 for each business day after such two business day period that Employee continues in each such position without resigning.

During the Employment Term, Employee may also be employed by or perform consulting services for Wexford or any Portfolio Company (as that term is defined in the Consulting Agreement) under the Consulting Agreement (such services being referred to as the “Approved Wexford Employment”).  At the time of the parties’ execution and delivery of this Agreement, Employee shall devote approximately twenty percent (20%) of Employee’s available business time to the Approved Wexford Employment; provided that during the Employment Term Wexford in its discretion may approve any increase to the percentage of Approved Wexford Employment and Wexford and Rhino jointly may approve any decreases to such percentage, in each case in writing (an “Approved Percentage Change”).  Any such Approved Percentage Change shall not trigger any default or severance under this Agreement.

Other than any Approved Wexford Employment, the Employee shall devote all of his business time and his best efforts to the business of Employer as may be necessary to perform his duties in accordance with the policies and budgets established from time to time by Employer.  During the Employment Term, the Employee will not have any other employment, except for Approved Wexford Employment.  Employer and Employee will each use good faith efforts to accommodate each other’s respective needs in respect of this Agreement and the Approved Wexford Employment.  Employee shall be bound by, and agree to comply with, all policies, procedures, and employment conditions of Employer in effect from time to time applicable to its employees.

2.                                      Compensation.  For Employee’s services hereunder during the Employment Term, Employer shall pay to Employee a salary at the rate of $220,000 per year (the “Base Salary”), payable periodically in accordance with Employer’s usual executive payroll payment procedures; provided that the Base Salary shall be increased or decreased, as the case may be, proportionally to any corresponding Approved Percentage Change

3.                                      Place of Employment. The Employee’s regular place of employment during the Employment Term shall be at the Employer’s offices in Lexington, Kentucky.

4.                                      Temporary Living Allowance; Travel; Expenses.  During the Employment Term, the Employee shall be entitled to a monthly living allowance of $4,000 per month.  If Employee decides to relocate his permanent residence to Lexington, Kentucky, Employer shall reimburse Employee up to $25,000 for the reasonable costs incurred in connection with his relocation and moving expenses (not to include brokers fees and costs or similar costs incurred in purchasing or selling real estate) and Employer’s obligation to pay the monthly living allowance shall permanently cease.  The Employee shall engage in such travel as may reasonably be required in connection with the performance of his duties. All reasonable travel and other expenses incurred by the Employee (in accordance with the policies and the budget of the Employer established from time to time) in carrying out his duties hereunder will be reimbursed by the Employer on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Employer for reimbursement of employee expenses.

5.                                      Satisfaction of Certain Obligations Under Consulting Agreement.  It is agreed and acknowledged between Employer and Employee that the provisions of this Agreement satisfy the Portfolio Company Portion (as that term is defined in Section 2(b) of the Consulting Agreement) and will reduce the amount of the Consulting Fee (as that term is defined in Section 2(a) of the Consulting Agreement) by the amount of Employee’s Base Salary.  Additionally, it is further agreed and acknowledged between Employer and Employee that the other obligations of Wexford under the Consulting Agreement that may be satisfied through Employee’s employment by a Portfolio Company and that are in fact so satisfied by the terms of this Agreement will be deemed satisfied by Employee’s employment hereunder.  Without limiting the generality of the foregoing, the living allowance and relocation expense reimbursement provisions (if applicable) in Section 4 above are in lieu of any payments Employee would otherwise receive from Wexford under Sections 2(g) or (h) of the Consulting Agreement.

6.                                      Confidentiality; No Raid; Noncompete.

(a)                                  The Employer possesses and will continue to possess confidential information to which the Employee may gain access. For the purposes hereof, all non-public information about the business and affairs of the Employer and its affiliates (including, without limitation, business plans, commercial information, including information regarding investors or clients of Wexford or any Portfolio Company, current or proposed business transactions and investment opportunities, co-investors or joint venture partners, real and personal property leases, financial, engineering and marketing information, strategic information, including future developments or prospective business transactions or other matters concerning Employer’s or its affiliates planning or operations, technical information, including methods, know-how, processes, training models, computer programs and access codes and information about costs, mining and processing methods, suppliers and customers, including such information conceived, originated, discovered, developed or created by Employee and confidential information of others obtained by Employer pursuant to confidentiality agreements) constitute “Employer Confidential Information.” Employee acknowledges that he will have access to and knowledge of Employer Confidential Information, and that improper use or disclosure of same by the Employee during or after the Employment Term could cause serious injury to the business of the Employer.  Accordingly, the Employee agrees that he will forever keep secret and inviolate all Employer Confidential Information which comes into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Employer Confidential Information to any other person except as necessary in the proper pursuance of his duties.

(b)                                 Employee and Employer each agree and acknowledge that Employee’s employment hereunder is subject to the “No Raid; Noncompete” provisions of Section 7 of the Consulting Agreement, all of which are hereby incorporated by reference mutatis mutandis.  Employer shall be entitled to enforce the provisions of Section 7 of the Consulting Agreement as they are applicable to Employer.

(c)                                  The terms of this Agreement are intended to limit disclosure and competition by the Employee to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this Section 6 is too extensive to be legally enforceable, then the parties hereby agree that the scope and duration (not greater than that provided for herein) of such limitation shall be the maximum scope and duration which shall be legally enforceable and the Employee hereby consents to the enforcement of such limitation as so modified.

(d)                                 The Employee acknowledges that any violation by him of the provisions of this Section 6 could cause serious and irreparable harm and damage to the Employer.  He further acknowledges that it might not be possible to measure such damages in money and that Employer’s remedy at law for a breach or threatened breach of the provisions of this Section 6 would be inadequate. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by him of the provisions of this Section 6, the Employer may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, restraining the Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach. In the event Employer seeks an injunction or restraining order, Employee and Employer agree that Employer shall not be required to post a bond to obtain the necessary equitable relief.

7.                                      Benefits; Vacation. The Employer agrees to provide to the Employee the benefits available to all executive salaried employees generally, as modified from time to time.  Such benefits presently include medical, life insurance and disability benefits, among others.  Employer’s benefits package of Employer may change from time to time in the Employer’s discretion.  Employee shall be immediately entitled to participate in all such benefits, according to their terms, subject to any waiting periods applicable to any of the benefits.  Employee shall be entitled to three (3) weeks of vacation per year.  Unused vacation shall not carry over to future years, without written supervisory approval.

8.                                      Employee’s Representation Regarding Prior and Future Employment.  Employee hereby represents to the Employer that he has full lawful right and power to enter into this Agreement and carry out his duties hereunder, and that same will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement by which he may be bound. Further, Employee hereby represents to the Employer that he is not listed in the Office of Surface Mining’s Applicant Violator System database.  Employee further agrees to provide prompt notice to Employer of Employee’s first subsequent employment after ceasing to be an employee of Employer.

9.                                      Termination for Cause, Disability, Death or Resignation by Employee.   Employer shall have the right to terminate this Agreement for “Cause,” (as that term is defined in the Consulting Agreement.)  In the event of termination for Cause, death or Disability (as that term is defined in the Consulting Agreement) of Employee or voluntary resignation by Employee other than for Good Reason (as that term is defined in the Consulting Agreement), the Employee shall no longer have any right to any of the benefits (including future salary or bonus payments) which would otherwise have accrued or been payable after such termination and Employee or the Employee’s estate, as the case may be, shall only be entitled to receive the Employer’s share of the Portfolio Company Portion of the Accrued Obligations (as that term is defined in the Consulting Agreement) and, in the case of the death of the Employee, any benefits payable to the estate of the Employee or Employee’s designees pursuant to the terms of any benefit documents providing life insurance or other death benefits.

If Employer terminates this Agreement for reasons other than Cause, death or Disability or if Employee terminates this Agreement for Good Reason then, subject to Employee’s compliance with all applicable provisions of the Consulting Agreement and the satisfaction of the conditions set forth in the paragraph immediately below, Employee shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to the Employer’s share of the Portfolio Company Portion at the time of termination for a period of the lesser of six (6) months from the date of such termination or the remainder of the Employment Term (the “Severance Term”).  During the Severance Term, Employee shall also receive as compensation a continuation of the medical benefits provided under this Agreement, at no additional cost to Employee.  Employer shall not be obligated to provide Employee with any of the severance benefits contemplated by this paragraph if, during what otherwise would have been the Severance Term, Employee continues to provide consulting services to Wexford or any Portfolio Company and is receiving annual compensation equal to the current amount of the Consulting Fee (i.e. $275,000).

Except for any Accrued Obligations, the severance benefits provided in the immediately preceding paragraph will be provided to Employee only if the following conditions are satisfied:  (i) Employee agrees to continue to be bound by and complies with all applicable provisions set forth in Section 6 and, to the extent Employer requests any resignation as set forth therein, Section 1, (ii) Employee executes and delivers to Employer, and does not revoke, a full general release, in a form acceptable to Employer, releasing all claims, known and unknown, that Employee may have against Employer, any affiliate or related entity, and any officers, directors, principals, employees and agents of the foregoing, arising out of or any way related to (I) this Agreement or the termination thereof, or (II) Employee’s employment or relationship with Employer or any affiliate or the termination of such relationship.

10.                               Indemnity.  Employer agrees to (a) indemnify and hold harmless Employee against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities (collectively, “Liabilities”) incurred or sustained by Employee arising out of or relating to Employee’s employment hereunder, unless such Liability results from the willful misfeasance, bad faith or gross negligence of Employee; and (b) advance to Employee reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding which arises out of such conduct.  In the event that such a good faith advance is made by Employer it will be subject to repayment to the extent that it is finally judicially determined that Employee was not entitled to indemnification.

11.                               Successors.  The rights, benefits, duties and obligations under this Agreement shall inure to and be binding upon the Employer, its successors and assigns and upon the Employee and his legal representatives, legatees and heirs. It is specifically understood, however, that this Agreement may not be transferred or assigned by the Employee. The Employer may assign any of its rights and obligations hereunder to any subsidiary or affiliate of the Employer, or to a successor or survivor resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, on condition that the assignee shall assume all of the Employer’s obligations hereunder and it is agreed that such successor or surviving corporation shall continue to be obligated to perform the provisions of this Agreement.

12.                               Waiver of Breach.  The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of the Employer shall be effective for any purposes whatsoever unless such waiver is in writing by Employer’s President.

13.                               Amendments.  No amendment, waiver or variation of the terms and conditions of this Agreement shall be made unless the terms of such amendment are in writing.  An amendment, waiver or variation by Employer and Employee shall only be effective if (a) it is in writing and signed by Employer’s CEO and Employee, (b) it specifically refers to this Agreement and (c) it specifically states that Employer or Employee, as the case may be, is waiving or amending its rights hereunder.  Any such amendment, waiver or variation shall be effective only in the specific instance and for the purpose for which it was given.

14.                               Entire Agreement; Survival.  This Agreement constitutes the complete and entire agreement governing the terms and conditions of the employment relationship between the parties and supersedes any and all prior agreements or understandings. Both Employee and Employer acknowledge and agree that there are no oral or written understandings concerning the Employee’s employment by Employer outside of this Agreement.  The terms of this Agreement shall survive the termination or expiration of this Agreement and the conclusion of the Employment Term.

15.                               Governing Law.  This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to the choice of law.  Employee hereby consents to the jurisdiction of the courts of the Commonwealth of Kentucky, including the Fayette Circuit Court and hereby waives any objection to venue of any action brought in said court.

16.                               Notices.  Any notice which either party desires or is required to give to the other party hereunder shall be in writing, and shall be sent by certified mail, return receipt requested, by hand delivery (against a signed receipt), or by reputable overnight delivery service (such as

Federal Express) which can certify actual delivery, or by facsimile or e-mail, in each case at the addresses or facsimile numbers set forth below:

To Employer:

Rhino Energy LLC
3120 Wall Street, Suite 310
Lexington, Kentucky 40513
Attn:	Nicholas Glancy, CEO
Fax No.: 859-389-6588
E-Mail: nglancy@rhinoenergyllc.com

With a copy to:

Wexford Capital LLC
411 West Putnam Avenue
Greenwich, Connecticut 06830
Attn:	Joseph Jacobs
Fax No.: 203-862-7320
Email: jjacob@wexford.com
and
Arthur Amron
Fax. No.: 203-862-7312
Email: aamron@wexford.com

To Employee:

Thomas Hanley
4806 Fort Sumner Drive
Bethesda, MD 20816
Fax No.: 203-862-7339
Email: thanle@wexford.com

Any notice given by certified mail, as aforesaid, shall be deemed given on the third (3rd) day after such notice is deposited with the United States Postal Service.  Any notice given by hand, as aforesaid, shall be deemed given when received (against a signed receipt).  Any notice given by overnight delivery services, as aforesaid, shall be deemed given on the first business day following the date when such notice is deposited with such delivery service.  Any notice given by facsimile, as aforesaid, shall be deemed given upon receipt of answerback confirmation.  Any notice given by e-mail, as aforesaid, shall be deemed given upon receipt of notice delivery.

17.                               Counterparts.  This Agreement, as executed separately by the individual parties, shall be deemed to be an original, but all of which together shall constitute one document.

18.                               Confidential Terms.  Employee agrees to maintain as confidential the terms and conditions of this Agreement, provided however Employee may disclose the terms of this agreement to his legal counsel, and accountant or tax preparer, or as may be otherwise required by law.

19.                               Third Party Beneficiaries.  Wexford shall be a third party beneficiary to this Agreement.  All of Employer’s other affiliates shall be third party beneficiaries to the provisions of Section 6(a) of this Agreement.  Other than Wexford and such other affiliates, there are no third party beneficiaries to this Agreement.

20.                               JURY TRIAL WAIVER.  EMPLOYEE HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH REGARD TO ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EMPLOYMENT OF THE EMPLOYEE BY THE EMPLOYER.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

EMPLOYER:

Rhino Energy LLC

By:	/s/ Nicholas R. Glancy
Nicholas R. Glancy, CEO

EMPLOYEE:

/s/ Thomas Hanley
Thomas Hanley